Exhibit 99.1

NEWS RELEASE 16-006	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
SECOND QUARTER 2016 RESULTS

August 3, 2016 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2016. Following is an executive summary for this period and the Company’s future outlook:

•	2Q2016 diluted EPS was $(0.57), an incremental loss of $0.36 from 1Q2016 diluted EPS of $(0.21)

•	2Q2016 revenues were $53.7 million, a decrease of $23.1 million, or 30%, from 1Q2016 revenues of $76.8 million

•	2Q2016 EBITDA was $6.9 million, a decrease of $21.3 million, or 76%, from 1Q2016 EBITDA of $28.2 million

•	2Q2016 operating loss was (40)% of revenues, down from 1Q2016 operating loss of (1)%

•	2Q2016 average new gen OSV dayrates were $26,642, an increase of $2,041, or 8%, from the sequential quarter

•	2Q2016 utilization of the Company’s new gen OSV fleet was 24%, down from 35% sequentially

•	2Q2016 effective utilization of the Company’s active new gen OSVs was 74%, down from 77% sequentially

•	2Q2016 effective new gen OSV dayrates were $6,367, a decrease of $2,268, or 26%, from the sequential quarter

•	Total cash of $225 million with only $79 million of growth capex remaining to be funded under the 24-vessel newbuild program

•	Company reached agreement with shipyard to postpone delivery of final two MPSVs and push $43 million of growth capex into 2018

•	By the end of September 2016, the Company now expects to have stacked a total of 48 new gen OSVs, up from 46 since last reported

•	Annualized cash opex and G&A savings due to proactive cost containment measures are now $210 million, up from $185 million

•	On July 29, 2016, the Company amended its revolving credit facility generally applicable commencing with 3Q2016
The Company recorded a net loss for the second quarter of 2016 of $(20.6) million, or $(0.57) per diluted share, compared to net income of $19.2 million, or $0.53 per diluted share, for the year-ago quarter; and a net loss of $(7.5) million, or $(0.21) per diluted share, for the first quarter of 2016. Diluted common shares for the second quarter of 2016 were 36.2 million compared to 36.3 million and 36.1 for the second quarter of 2015 and the first quarter of 2016, respectively. GAAP requires the use of basic shares outstanding for diluted EPS when reporting a net loss. EBITDA for the second quarter of 2016 was $6.9 million compared to $66.3 million in the second quarter of 2015 and $28.2 million in the first quarter of 2016. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 10 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Revenues. Revenues were $53.7 million for the second quarter of 2016, a decrease of $82.7 million, or 60.6%, from $136.4 million for the second quarter of 2015; and a decrease of $23.1 million, or 30.1%, from $76.8 million for the first quarter of 2016. The year-over-year decrease in revenues was primarily due to soft market conditions worldwide, which led to the Company’s decision to stack 31 incremental OSVs on various dates since March 2015. As of June 30, 2016, the Company had 44 OSVs stacked. For the three months ended June 30, 2016, the Company had an average of 41.9 vessels stacked compared to 17.6 vessels stacked in the prior-year quarter and 33.7 vessels in the sequential quarter. The year-over-year decrease in revenue was partially offset by $4.5 million in revenue earned from the full or partial-period contribution of four vessels that were placed in service since March 2015 under the Company’s fifth OSV newbuild program. Operating loss was $(21.5) million, or (40.1)% of revenues, for the second quarter of 2016, compared to operating income of $39.4 million, or 28.8% of revenues, for the prior-year quarter; and operating loss of $(0.8) million, or (1.0)% of revenues, for the first quarter of 2016. Average new generation OSV dayrates for the second quarter of 2016 were $26,642 compared to $28,178 for the same period in 2015 and $24,601 for the first quarter of 2016. New generation OSV utilization was 23.9% for the second quarter of 2016 compared to 56.2% for the year-ago quarter and 35.1% for the sequential quarter. Excluding stacked vessel days, the Company’s new generation OSV effective utilization was 73.8%, 79.9% and 77.4% for the same periods, respectively. The year-over-year decrease in utilization is primarily due to soft market conditions for high-spec OSVs operating in the GoM and the incremental vessels that were stacked. Utilization-adjusted, or effective, new generation OSV dayrates for the second quarter of 2016 were $6,367 compared to $15,836 for the same period in 2015 and $8,635 for the first quarter of 2016.
Operating Expenses. Operating expenses were $34.3 million for the second quarter of 2016, a decrease of $23.2 million, or 40.3%, from $57.5 million for the second quarter of 2015; and a decrease of $6.1 million, or 15.1%, from $40.4 million for the first quarter of 2016. The year-over-year decrease in operating expenses was primarily due to vessels that the Company removed from its active fleet count through its stacking strategy since March 2015, which resulted in a substantial reduction in mariner headcount, mariner pay cuts and reductions in other operating expenses. This decrease was partially offset by $3.3 million of operating costs related to the full or partial-period contribution from newbuilds added to the Company’s fleet since March 2015.
General and Administrative (“G&A”). G&A expenses of $12.4 million for the second quarter of
2016 were 23.1% of revenues compared to $13.1 million, or 9.6% of revenues, for the second quarter of 2015; and $8.7 million, or 11.3% of revenues, for the first quarter of 2016. The year-over-year decrease in G&A expenses was primarily attributable to lower shoreside compensation expense. Shoreside compensation expense was lower due to workforce reductions that were implemented in late 2015 and during the first half of 2016, as well as lower short-term incentive compensation expense. This favorable variance was partially offset by a $1.0 million increase in bad debt reserves. The sequential increase in G&A expenses was primarily attributable to an incremental $1.1 million in bad debt reserves, offset in part by $0.6 million of lower short-term incentive compensation expense related to the 2016 plan year. In addition, the first quarter of 2016 was favorably impacted by $2.0 million of lower long-term stock-based incentive compensation expense and $1.1 million of lower short-term incentive compensation expense related to the 2015 plan year. After adjusting for these reconciling items, G&A expenses for the first two quarters of 2016 were comparable at $11.8 million and $11.9 million, respectively.
Depreciation and Amortization. Depreciation and amortization expense was $28.5 million for the second quarter of 2016, or $2.0 million higher than the year-ago quarter and in line with the sequential quarter. Depreciation increased by $2.5 million over the year-ago quarter primarily due to the contribution of four HOSMAX vessels that were placed in service since March 2015. The depreciation increase was partially offset by a decrease in amortization expense of $0.5 million, which was mainly driven lower by postponed recertifications for certain of the Company’s stacked OSVs. Depreciation expense is expected to increase from current levels as the vessels under the Company’s current newbuild program are placed in service. Amortization expense is expected to decrease as the result of the deferral of regulatory recertification activities for vessels that have been stacked.
Interest Expense. Interest expense was $11.0 million during the second quarter of 2016, or $1.1 million higher than the prior-year quarter. The increase was primarily due to the Company capitalizing a lower percentage of interest compared to the prior-year period driven by a lower average construction work-in-progress balance under the Company’s newbuild program. The Company recorded $5.1 million of capitalized construction period interest, or roughly 32% of its total interest costs, for the second quarter of 2016 compared to $6.1 million, or roughly 38% of its total interest costs, for the year-ago quarter.
Six Month Results
Revenue for the first six months of 2016 decreased 51.9% to $130.5 million compared to $271.1 million for the same period in 2015. Operating loss was $(22.3) million, or (17.1)% of revenues, for the first six months of 2016 compared to operating income of $106.3 million, or 39.2% of revenues, for the prior-year period. Net income for the first six months of 2016 decreased $83.2 million to a net loss of $(28.1) million, or $(0.78) per diluted share, compared to net income of $55.1 million, or $1.52 per diluted share, for the first six months of 2015. EBITDA for the first six months of 2016 decreased 78.2% to $35.1 million compared to $161.1 million for the first six months of 2015. The Company recorded a $33.1 million ($20.7 million after tax and $0.57 per diluted share) pre-tax gain on sale of assets during the first six months of 2015. This gain resulted from the February 2015 sale of three 250EDF class OSVs previously chartered to the U.S. Navy. Excluding the impact of such gain on sale of assets, operating income, net income, diluted EPS and EBITDA for the first six months of 2015 would have been $73.2 million, $34.4 million, $0.95 per share and $128.0 million, respectively. The year-over-year decrease in vessel revenues primarily resulted from soft market conditions in the GoM, which led to the Company’s decision to stack 39 OSVs on various dates from December 2014 through June 30, 2016. For the six months ended June 30, 2016, the Company had an average of 37.8 vessels stacked compared to 13.5 vessels stacked in the prior-year period. The decrease in revenue was partially offset by $11.6 million in revenue earned from the full or partial-period contribution of six vessels that were placed in-service under the Company’s fifth OSV newbuild program since December 2014.
Recent Developments
Revolving Credit Facility Amendment. On July 29, 2016, the Company amended its existing revolving credit facility as discussed below. The amended facility provides continued access to a reduced level of standby liquidity for working capital and general corporate purposes, including acquisitions, newbuild and conversion programs and other capital expenditures. The borrowing base was reduced from $300 million to $200 million. The unused commitment fee was increased to 50 basis points for all pricing levels. The LIBOR spread for funded borrowings was increased by 25 basis points for all pricing levels, resulting in a new range of L+225 to L+325. The minimum collateral-to-loan value ratio under the amended facility was restored to its prior level of 200% of the borrowing base, which had been reduced to 150% of the borrowing base when the facility was amended and extended in February 2015. Accordingly, the number of vessels pledged as collateral was increased from 10 OSVs valued in excess of $450 million to 12 OSVs valued in excess of $400 million. None of the Company’s remaining assets have been granted as security. The amended credit facility reduces the minimum interest coverage ratio from 3.00x to 1.00x with step-ups to 1.25x in the third quarter of 2018 and 1.50x in the first quarter of 2019 and delays the step-down in the total debt-to-capitalization ratio from 55% to 50% by six quarters to the third quarter of 2018. The Company has the option of making a one-time election to suspend the interest coverage ratio for a holiday period of no more than four quarters, ending no later than the fourth quarter of 2017, with a single permitted rescission. If the Company elects to exercise the interest coverage holiday, then the borrowing base will be capped at $75 million during the period of the holiday and the LIBOR spreads for funded borrowings will be increased by an additional 50 basis points during and after the holiday. The Company’s amended revolving credit facility also limits the Company’s cash balance to $50 million at any time the facility is drawn, increases the minimum liquidity (cash and revolver availability) level required for prepayment of the Company’s 2019 convertible senior notes, 2020 senior notes, and 2021 senior notes from $100 million to $150 million, and increases the minimum liquidity level required to permit a merger, formation or acquisition of a subsidiary or an investment (other than certain permitted investments) from $20 million to $100 million. However, the foregoing is only a summary of some of the more significant amendments, is not necessarily complete, and is qualified by the full text of the First Amendment to the Second Amended and Restated Credit Agreement, which will be included as an exhibit to the Company’s

Current Report on Form 8-K related to this matter dated July 29, 2016, expected to be filed on or about August 4, 2016. The Company was in compliance with all of the covenants of its existing revolving credit facility for the quarter ended June 30, 2016 and through the date of the First Amendment, and remains in compliance thereafter. Such Amendment was effective July 29, 2016, but is generally applicable commencing with the quarter ending September 30, 2016. As of June 30, 2016 and August 3, 2016, there were no amounts drawn under the Company’s revolving credit facility.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results and certain events during the Company’s guidance period as set forth on pages 12 and 13. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any significant further decline in commodity prices for oil and natural gas; any additional future repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions, modifications or divestitures, business combinations, possible additional share repurchases or financings that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance
The Company’s forward guidance for selected operating and financial data, outlined below and in the attached data tables, reflects the current state of depressed commodity prices and planned decreases in the capital spending budgets of its customers.
Vessel Counts. As of June 30, 2016, the Company’s fleet consisted of 62 new generation OSVs and six MPSVs. The forecasted vessel counts presented in this press release reflect the anticipated fiscal 2016 and 2018 MPSV newbuild deliveries discussed below. With an average of 42.5 new generation OSVs projected to be stacked during fiscal 2016, the Company’s active fleet for 2016 is expected to be comprised of an average of 19.4 new generation OSVs and 6.7 MPSVs. With an assumed average of 48.0 new generation OSVs projected to be stacked during fiscal 2017, the Company’s active fleet for 2017 is expected to be comprised of an average of 14.0 new generation OSVs and 8.0 MPSVs.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $30.0 million to $35.0 million for the third quarter of 2016, and $135.0 million to $145.0 million for the full-year 2016. Reflected in the cash opex guidance range above are the anticipated results of several cost containment measures initiated by the Company due to prevailing market conditions, including, among other actions, the stacking of 48 new generation OSVs, including eight 300 class OSVs, on various dates since October 1, 2014, as well as company-wide headcount reductions and across-the-board pay-cuts for shoreside and vessel personnel. Since the end of the quarter, the Company has stacked one 300 class OSV and plans to stack three additional OSVs, including one 300 class OSV, during the third quarter of 2016 and may choose to stack additional vessels as market conditions warrant. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur in connection with the potential relocation of more of its vessels into international markets or back to the GoM, and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.
G&A Expenses. G&A expenses are expected to be in the approximate range of $10.0 million to $12.0 million for the third quarter of 2016, and $40.0 million to $43.0 million for the full-year 2016.
Other Financial Data. Quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense, weighted-average basic shares outstanding and weighted-average diluted shares outstanding for the third quarter of 2016 are projected to be $23.6 million, $4.2 million, $13.9 million, $0.5 million, $13.8 million, 36.3 million and 37.3 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for the full fiscal years 2016 and 2017 is provided on page 13 of this press release. The Company’s annual effective tax rate is expected to be roughly 35.0% for fiscal 2016 and 34.5% for fiscal 2017.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company also announced today that it has reached an agreement with the shipyard to postpone the delivery of the final two MPSVs to be delivered under this program to the first and second quarters of 2018 without any additional cost to the Company. In addition, the payment terms for the remainder of the contract were adjusted to shift $43.3 million of construction milestone draws from the remainder of 2016 and 2017 into 2018. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs, three 310 class MPSVs and two 400 class MPSVs. As of August 3, 2016, the Company has placed 20 vessels in-service under this program. The four remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2016		2017				2018				Total
	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
310 class MPSVs	2	—	—	—	—	—	—	—	—	—	2
400 class MPSVs	—	—	—	—	—	—	1	1	—	—	2
Total Newbuilds	2	—	—	—	—	—	1	1	—	—	4

The Company owns 62 new generation OSVs, including two newbuilds delivered in the first quarter of 2016. These vessel deliveries result in an average new generation OSV fleet complement of 61.9 and 62.0 vessels for the fiscal years 2016 and 2017, of which 42.5 and 48.0 vessels are projected to be stacked, respectively. Based on the above schedule of projected vessel in-service dates, the Company expects to own and operate eight, eight and ten MPSVs as of December 31, 2016, 2017 and 2018, respectively.

These vessel additions result in a projected average MPSV fleet complement of 6.7, 8.0, 9.4 and 10.0 vessels for the fiscal years 2016, 2017, 2018 and 2019, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1,335.0 million, of which $67.7 million, $22.3 million and $43.3 million are expected to be incurred in the full fiscal years 2016, 2017 and 2018, respectively. From the inception of this program through June 30, 2016, the Company has incurred $1,256.2 million, or 94.1%, of total expected project costs, including $25.0 million that was spent during the second quarter of 2016. The Company expects to incur newbuild project costs of $9.2 million during the third quarter of 2016.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016 and 2017. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its fleet of vessels will be approximately $10.8 million and $7.7 million for the full fiscal years 2016 and 2017, respectively. These cash outlays are expected to be incurred over approximately 211 and 120 days of aggregate commercial downtime in 2016 and 2017, respectively, during which the vessels will not earn revenue.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2015, 2016 and 2017. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers, and the speculative relocation of vessels from one geographic market to another; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $16.0 million and $1.0 million, respectively, for the full fiscal years 2016 and 2017, respectively. These cash outlays are expected to be incurred over approximately 248 days of aggregate commercial downtime in 2016, during which the vessels will not earn revenue.

Liquidity Outlook
As of June 30, 2016, the Company had a cash balance of $224.5 million and an undrawn $300.0 million revolving credit facility. On July 29, 2016, the Company amended the terms of its existing revolving credit facility. Among the amended terms, the borrowing base was reduced from $300 million to $200 million. The Company projects that, even with the current depressed operating levels, cash generated from operations together with cash on hand should be sufficient to fund its operations and commitments at least through the end of its current guidance period without drawing on its revolving credit facility.  The Company has three tranches of funded unsecured debt outstanding that mature in fiscal years 2019, 2020 and 2021, respectively. The Company anticipates addressing each of these tranches of debt well in advance of their respective maturities, either by refinancing or otherwise retiring such debt. While the Company has an authorized share repurchase program, it will continue to prioritize its usage of cash appropriate to the current market cycle and its longer term commitments.
Conference Call
The Company will hold a conference call to discuss its second quarter 2016 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, August 4, 2016. To participate in the call, dial (412) 902-0030 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through August 11, 2016, and may be accessed by calling (201) 612-7415 and using the pass code 13640302#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 68 vessels primarily serving the energy industry and has four additional ultra high-spec Upstream vessels under construction for delivery through 2018.
Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including sustained or further declines in oil and natural gas prices; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters, vessel management contracts or failures to finalize commitments to charter or manage vessels; sustained or further reductions in capital spending budgets by customers; the inability to accurately predict vessel utilization levels and dayrates; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions where the Company operates; the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete the remainder of its current vessel newbuild program on-time and on-budget, which involves the construction and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; the government’s cancellation or non-renewal of the management, operations and maintenance (“O&M”) contracts for vessels; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; industry risks; the impact stemming from the reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; recent disruption in Mexican offshore activities; age or other restrictions imposed on our vessels by customers; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure and field development demand in the GoM and other markets affecting our MPSVs; sustained vessel over capacity in the markets in which the Company competes; economic and geopolitical risks; weather-related risks; upon a return to improved operating conditions, the shortage of or the inability to attract and retain qualified personnel, when needed, including vessel personnel for active vessels or vessels the Company may reactivate; any success in unionizing the Company’s U.S. fleet personnel; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; or fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs; the inability to repatriate foreign-sourced earnings and profits; or the inability of the Company to refinance or otherwise retire funded debt obligations that come due in 2019, 2020 and 2021. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Further, the Company can give no assurance regarding when and to what extent it will effect share repurchases. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected and, if sufficiently severe, could result in noncompliance with certain covenants of the Company’s recently amended and currently undrawn revolving credit facility. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 10 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Revenues	$53,673	$76,820	$136,446	$130,493	$271,070
Costs and expenses:
Operating expenses	34,330	40,429	57,542	74,759	118,962
Depreciation and amortization	28,474	28,452	26,486	56,926	53,956
General and administrative expenses	12,379	8,674	13,063	21,053	24,955
	75,183	77,555	97,091	152,738	197,873
Gain (loss) on sale of assets	—	(45)	—	(45)	33,056
Operating income (loss)	(21,510)	(780)	39,355	(22,290)	106,253
Other income (expense):
Interest income	386	377	393	763	607
Interest expense	(11,004)	(11,064)	(9,921)	(22,068)	(20,183)
Other income (expense), net [1]	(48)	504	482	456	922
	(10,666)	(10,183)	(9,046)	(20,849)	(18,654)
Income (loss) before income taxes	(32,176)	(10,963)	30,309	(43,139)	87,599
Income tax expense (benefit)	(11,590)	(3,449)	11,094	(15,039)	32,531
Net income (loss)	$(20,586)	$(7,514)	$19,215	$(28,100)	$55,068
Earnings per share
Basic earnings (loss) per common share	$(0.57)	$(0.21)	$0.54	$(0.78)	$1.54
Diluted earnings (loss) per common share	$(0.57)	$(0.21)	$0.53	$(0.78)	$1.52
Weighted average basic shares outstanding	36,191	36,085	35,706	36,138	35,668
Weighted average diluted shares outstanding [2]	36,191	36,085	36,253	36,138	36,190

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Offshore Supply Vessels:
Average number of new generation OSVs [3]	62.0	61.6	59.2	61.8	60.3
Average number of active new generation OSVs [4]	20.1	27.9	41.6	24.0	46.8
Average new generation OSV fleet capacity (deadweight) [3]	221,629	219,398	202,172	220,514	205,333
Average new generation OSV capacity (deadweight)	3,575	3,561	3,413	3,568	3,404
Average new generation utilization rate [5]	23.9%	35.1%	56.2%	29.5%	60.5%
Effective new generation utilization rate [6]	73.8%	77.4%	79.9%	75.9%	78.1%
Average new generation dayrate [7]	$26,642	$24,601	$28,178	$25,431	$27,381
Effective dayrate [8]	$6,367	$8,635	$15,836	$7,502	$16,566
Balance Sheet Data (unaudited):

	As of June 30, 2016	As of December 31, 2015
Cash and cash equivalents	$224,525	$259,801
Working capital	234,306	278,491
Property, plant and equipment, net	2,615,243	2,574,661
Total assets	2,941,232	2,984,416
Total long-term debt	1,076,915	1,070,281
Stockholders’ equity	1,440,106	1,446,163

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2016	June 30, 2015
Cash provided by operating activities	$42,246	$134,749
Cash used in investing activities	(79,378)	(56,182)
Cash provided by (used in) financing activities	727	(31)

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015

Vessel revenues	$45,284	$68,216	$128,071	$113,500	$258,247
Non-vessel revenues [9]	8,389	8,604	8,375	16,993	12,823
Total revenues	$53,673	$76,820	$136,446	$130,493	$271,070
Operating income (loss)	$(21,510)	$(780)	$39,355	$(22,290)	$106,253
Operating margin (deficit)	(40.1%)	(1.0)%	28.8%	(17.1)%	39.2%
Components of EBITDA [10]
Net Income (loss)	$(20,586)	$(7,514)	$19,215	$(28,100)	$55,068
Interest expense, net	10,618	10,687	9,528	21,305	19,576
Income tax expense (benefit)	(11,590)	(3,449)	11,094	(15,039)	32,531
Depreciation	22,658	22,173	20,172	44,831	40,156
Amortization	5,816	6,279	6,314	12,095	13,800
EBITDA [10]	$6,916	$28,176	$66,323	$35,092	$161,131
Adjustments to EBITDA
Stock-based compensation expense	3,044	1,172	2,802	4,216	4,774
Interest income	386	377	393	763	607
Adjusted EBITDA [10]	$10,346	$29,725	$69,518	$40,071	$166,512
EBITDA [10] Reconciliation to GAAP:
EBITDA [10]	$6,916	$28,176	$66,323	$35,092	$161,131
Cash paid for deferred drydocking charges	(1,110)	(1,207)	(3,756)	(2,317)	(6,309)
Cash paid for interest	(11,300)	(13,787)	(11,240)	(25,087)	(25,272)
Cash paid for taxes	(490)	(1,752)	(511)	(2,242)	(1,884)
Changes in working capital	4,976	26,709	19,953	31,685	36,285
Stock-based compensation expense	3,044	1,172	2,802	4,216	4,774
(Gain) loss on sale of assets	—	45	—	45	(33,056)
Changes in other, net	957	(103)	(260)	854	(920)
Net cash provided by operating activities	$2,993	$39,253	$73,311	$42,246	$134,749

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data (unaudited):

Historical Data:
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	1.0	2.0	4.0	3.0	6.0
Commercial downtime (in days)	84	63	104	147	162
MPSVs
Number of vessels commencing drydock activities	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	1.0	1.0
Commercial downtime (in days)	27	—	86	27	266
MPSVs
Number of vessels commencing commercial-related downtime	1.0	1.0	—	2.0	—
Commercial downtime (in days)	52	149	—	201	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1,110	$1,207	$3,756	$2,317	$6,309
Other vessel capital improvements	2,154	3,519	1,820	5,673	4,070
	3,264	4,726	5,576	7,990	10,379
Other Capital Expenditures:
Commercial-related vessel improvements	4,056	6,829	12,583	10,885	32,175
Non-vessel related capital expenditures	9	266	10,217	275	14,605
	4,065	7,095	22,800	11,160	46,780
	$7,329	$11,821	$28,376	$19,150	$57,159
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$25,027	$29,507	$61,554	$54,534	$109,317

Forecasted Data [12]:
	1Q 2016A	2Q 2016A	3Q 2016E	4Q 2016E	2016E	2017E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	2.0	1.0	—	1.0	4.0	5.0
Commercial downtime (in days)	63	84	28	10	185	90
MPSVs
Number of vessels commencing drydock activities	—	—	—	1.0	1.0	2.0
Commercial downtime (in days)	—	—	—	26	26	30

Commercial-related Downtime[11]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	1.0	—	—	1.0	—
Commercial downtime (in days)	—	27	—	—	27	—
MPSVs
Number of vessels commencing commercial-related downtime	1.0	1.0	1.0	—	3.0	—
Commercial downtime (in days)	149	52	20	—	221	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$1.2	$1.1	$1.3	$0.9	$4.5	$6.8
Other vessel capital improvements	3.5	2.2	0.5	0.1	$6.3	0.9
	4.7	3.3	1.8	1.0	10.8	7.7
Other Capital Expenditures:
Commercial-related vessel improvements	6.8	4.1	4.5	0.1	15.5	—
Non-vessel related capital expenditures	0.3	—	0.1	0.1	0.5	1.0
	7.1	4.1	4.6	0.2	16.0	1.0
	$11.8	$7.4	$6.4	$1.2	$26.8	$8.7
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$29.5	$25.0	$9.2	$4.0	$67.7	$22.3

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data (unaudited):

	3Q 2016E Avg Vessels	Full-Year 2016E Avg Vessels	Full-Year 2017E Avg Vessels
Fleet Data (as of 3-Aug-2016):
Upstream
New generation OSVs - Active	15.8	19.4	14.0
New generation OSVs - Stacked [13]	46.2	42.5	48.0
New generation OSVs - Total	62.0	61.9	62.0
New generation MPSVs	6.8	6.7	8.0
Total Upstream	68.8	68.6	70.0

	3Q 2016E Range		Full-Year 2016E Range
	Low [14]	High [14]	Low [14]	High [14]
Cost Data:
Operating expenses	$30.0	$35.0	$135.0	$145.0
General and administrative expenses	$10.0	$12.0	$40.0	$43.0

	1Q 2016A	2Q 2016A	3Q 2016E	4Q 2016E	2016E	2017E
Other Financial Data:
Depreciation	$22.2	$22.7	$23.6	$24.4	$92.9	$97.3
Amortization	6.3	5.8	4.2	3.8	20.1	11.2
Interest expense, net:
Interest expense	$13.5	$13.5	$13.5	$13.5	$54.0	$54.0
Write-off of unamortized revolver issuance costs	—	—	0.9	—	0.9	—
Incremental non-cash OID interest expense [15]	2.6	2.6	2.6	2.7	10.5	11.1
Capitalized interest	(5.0)	(5.1)	(2.9)	(2.0)	(15.0)	(8.8)
Interest income	(0.4)	(0.4)	(0.2)	(0.2)	(1.2)	(0.5)
Total interest expense, net	$10.7	$10.6	$13.9	$14.0	$49.2	$55.8

Income tax rate	31.5%	36.0%	35.0%	35.0%	35.0%	34.5%
Cash income taxes	$1.8	$0.5	$0.5	$0.5	$3.3	$1.8
Cash interest expense	13.8	11.3	13.8	11.3	50.2	50.2
Weighted average basic shares outstanding	36.1	36.2	36.3	36.3	36.2	36.8
Weighted average diluted shares outstanding [16]	36.8	37.2	37.3	37.3	37.2	37.7

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
Due to net losses for the three and six months ended June 30, 2016 and the three months ended March 31, 2016, the Company excluded the dilutive effect of equity awards representing the rights to acquire 992, 966 and 939 shares of common stock, respectively, because the effect was anti-dilutive. Stock options representing rights to acquire 326 and 332 shares of common stock for the three and six months ended June 30, 2015 were excluded from the calculation of diluted earnings per share, because the effect was antidilutive after considering the exercise price of the options in comparison to the average market price, proceeds from exercise, taxes and related unamortized compensation. As of June 30, 2016, March 31, 2016, and June 30, 2015, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes.

[3]	The Company owned 62 new generation OSVs as of June 30, 2016. Excluded from this data are six MPSVs owned and operated by the Company.

[4]
In response to weak market conditions, the Company elected to stack certain of its new generation OSVs on various dates since October 1, 2014. Active new generation OSVs represent vessels that are immediately available for service during each respective period.

[5]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[6]	Effective utilization rate is based on a denominator comprised only of vessel-days available for service by the active fleet, which excludes the impact of stacked vessel days.

[7]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[8]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[9]	Represents revenues from shore-based operations, vessel-management services, including from the O&M contract with the U.S. Navy, and ancillary equipment rentals, including from ROVs.

[10]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to internally evaluate its performance based on the computation of ratios used in certain financial covenants of its credit agreements with various lenders. The Company believes that these ratios can be material components of financial covenants and, when applicable, failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.
Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[11]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[12]	The capital expenditure amounts included in this table are anticipated cash outlays before the allocation of construction period interest, as applicable.

[13]
As of August 3, 2016, the Company’s inactive fleet of 45 new generation OSVs that were “stacked” was comprised of the following: eleven 200 class OSVs, twenty-four 240 class OSVs, three 265 class OSVs and seven 300 class OSVs. In addition, the Company plans to stack two 240 class OSVs and one 300 class OSV during the third quarter of 2016.

[14]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[15]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[16]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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